Exhibit 3.19


                            ARTICLES OF INCORPORATION

                                       OF

                             WEST - MANITOWOC, INC.

         The undersigned, acting as Incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, hereby adopts the following as the Articles of Incorporation of such corporation:
                      -----------------------------------

                                   ARTICLE I

         The name of the corporation shall be West - Manitowoc, Inc.

                                   ARTICLE II

         The aggregate number of shares of stock that the Corporation shall have authority to issue shall be 25,000 shares of stock, designated as "Common Stock," with a par value of One Cent ($0.01) per share.

                                   ARTICLE III

         The number of the initial directors shall be such number as is fixed from time to time by and in the manner provided for in the Bylaws.

                                   ARTICLE IV

         The initial registered office of the Corporation is located at 44 E. Mifflin Street, Madison, WI 53703, and the name of its initial registered agent at such address is CT Corporation System.

                                   ARTICLE V

         The name and address of the Corporation's Incorporator are: Davis & Kuelthau, S.C., 111 E. Kilbourn Avenue, Suite 1400, Milwaukee, WI 53202-6613.